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Exhibit 5.1

[AKIN GUMP STRAUSS HAUER & FELD LLP LETTERHEAD]

November 12, 2003

Reddy Ice Group, Inc.
and each of the Guarantors of
the Exchange Notes
3535 Travis Street, Suite 170
Dallas, Texas 75204

        Re: Reddy Ice Group, Inc., Registration Statement on Form S-4

Ladies and Gentlemen:

        We have acted as counsel to Reddy Ice Group, Inc., a Texas corporation (the "Company"), Reddy Ice Holdings, Inc., a Delaware corporation ("Holdings"), Reddy Ice Corporation, a Nevada corporation ("RIC"), Southern Bottled Water Company, a Nevada corporation ("Southern"), and Reddy Ice IP, Inc., a Nevada corporation ("RIP," and together with RIC and Southern, the "Nevada Guarantors"), and Cassco Ice & Cold Storage, Inc., a Virginia corporation ("Cassco") (all of the foregoing, other than the Company, collectively, the "Guarantors"), in connection with the registration, pursuant to a registration statement on Form S-4 (as may be amended from time to time, the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), of (i) the proposed offer by the Company to exchange (the "Exchange Offer") up to $152,000,000 of its 8 7/8% Senior Subordinated Notes due 2011 issued in a private offering on July 31, 2003 (the "Old Notes") for an equal principal amount of its 8 7/8% Senior Subordinated Notes due 2011 to be registered under the Act (the "Exchange Notes") and (ii) the guaranty of the Exchange Notes by each Guarantor.

        The Old Notes have been, and the Exchange Notes will be, issued pursuant to that certain Indenture, dated as of July 31, 2003, among Cube Acquisition Corp. (whose obligations were assumed by the Company upon consummation of the merger of the Company with Cube Acquisition Corp.), Holdings (formerly known as CAC Holdings Corp.), and U.S. Bank National Association, as trustee (the "Trustee") (the "Original Indenture"), as supplemented by the First Supplemental Indenture thereto, dated as of August 15, 2003 among the Company, RIC, Southern, RIP, Cassco and the Trustee (the "First Supplemental Indenture"). The Original Indenture, as supplemented by the First Supplemental Indenture, is referred to herein as the "Indenture." The Indenture and the Exchange Notes are referred to herein as the "Transaction Documents."

        We have examined originals or certified copies of such corporate, limited liability company or partnership records of the Company and the Guarantors, as applicable, and other certificates and documents of officials of the Company and the Guarantors, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

        Our opinions set forth below necessarily are dependent upon matters of law governed by the laws of the State of Nevada. We are not licensed to practice law in that jurisdiction and we express no opinions under the laws of that jurisdiction. Accordingly, in rendering our opinions, we have relied as to necessary legal conclusions under the laws of that jurisdiction upon an opinion letter of even date herewith delivered to the Company from Schreck Brignone of Las Vegas, Nevada. The Schreck Brignone opinion letter is being filed as Exhibit 5.2 to the Registration Statement and expressly authorizes our reliance thereupon. We hereby incorporate by reference all assumptions, limitations, qualifications and exceptions set forth in the Schreck Brignone opinion letter.

        Based on the foregoing, we have assumed with respect to the Nevada Guarantors that: (i) each Nevada Guarantor is an entity that had and has, as applicable, the corporate or other power and authority to execute and deliver the Transaction Documents to which it is a party and to consummate the transactions contemplated thereby, (ii) each Nevada Guarantor has taken all necessary corporate or other action to authorize the execution and delivery by it of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby and (iii) each of the Transaction Documents has been duly executed and delivered by each Nevada Guarantor that is a party thereto. In addition, we have assumed that the Indenture constitutes the legal, valid and binding obligation of all persons or entities that are parties thereto other than the Company and the Guarantors, enforceable against such persons or entities in accordance with its terms.

        Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that:

  1.
  Each of the Company, Holdings and Cassco had and has, as applicable, all power and authority necessary to execute and deliver the Indenture and to perform its obligations thereunder.

  2.
  The Original Indenture has been duly authorized, executed and delivered by Cube Acquisition Corp. and Holdings. The First Supplemental Indenture has been duly authorized, executed and delivered by each of the Company and Cassco.

  3.
  The Indenture is a valid and binding obligation of the Company and the Guarantors, enforceable against the Company and the Guarantors in accordance with its terms.

  4.
  The Exchange Notes, when executed by the Company, authenticated by the Trustee and delivered and exchanged for Old Notes in accordance with the Indenture and the Exchange Offer, (i) will be entitled to the benefits of the Indenture and (ii) will be the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

        The opinions and other matters in this letter are qualified in their entirety and subject to the following:

  A.
  We express no opinion as to any laws other than (i) any published constitutions, treaties, laws, rules and regulations and judicial and administrative decisions ("Laws") of the State of New York, (ii) the Texas Business Corporation Act and applicable provisions of the Texas Constitution and reported judicial decisions interpreting such act, (iii) the Delaware General Corporation Law and applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such law, (iv) the Stock Corporation Act of the State of Virginia and applicable provisions of the Virginia Constitution and reported judicial decisions interpreting such act and (v) the federal securities Laws of the United States of America.

  B.
  The opinions expressed in this letter are subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar Laws affecting creditors' rights and remedies generally including court decisions interpreting such Laws; (ii) general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity); (iii) the power of the courts to award damages in lieu of equitable remedies; and (iv) securities Laws and public policy underlying such Laws with respect to rights to indemnification and contribution and any waiver of liability of individuals under such Laws.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus forming a part of the Registration Statement under the caption "Legal Matters." In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement.

                      Very truly yours,

                      /s/ AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.

                      AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P

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  Exhibit 5.1